Exhibit 99.1

FOR RELEASE November 2, 2016

China Biologic Reports Financial Results

for the Third Quarter of 2016

--3Q16 Total Sales Up 9.8% YoY to $86.5 Million and Net Income Up 24.0% YoY to $28.4 Million in USD terms, or

Total Sales Up 17.3% YoY and Non-GAAP Adjusted Net Income Up 39.8% YoY in RMB terms--

--9M16 Total Sales Up 15.5% YoY to $263.5 Million and Net Income Up 17.2% YoY to $85.3 Million in USD terms, or

Total Sales Up 23.1% YoY and Non-GAAP Adjusted Net Income Up 33.7% YoY in RMB terms--

--Raises Full Year 2016 Revenue and Adjusted Net Income Forecast--

BEIJING, China – November 2, 2016 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the third quarter of 2016.

Third Quarter 2016 Financial Highlights

•	Total sales in the third quarter of 2016 increased by 9.8% in USD terms to $86.5 million from $78.8 million in the same quarter of 2015, or increased by 17.3% in RMB terms during the same period.
•	Gross profit increased by 15.9% to $58.9 million from $50.8 million in the same quarter of 2015. Gross margin increased to 68.1% from 64.5% in the same quarter of 2015.
•	Income from operations increased by 13.4% to $39.7 million from $35.0 million in the same quarter of 2015. Operating margin increased to 45.9% from 44.5% in the same quarter of 2015.
•	Net income attributable to the Company increased by 24.0% to $28.4 million from $22.9 million in the same quarter of 2015. Fully diluted net income per share increased to $1.01 from $0.82 in the same quarter of 2015.
•	Non-GAAP adjusted net income attributable to the Company increased by 39.8% in RMB terms, or 30.9% in USD terms, to $34.3 million from $26.2 million in the same quarter of 2015. Non-GAAP adjusted net income per share increased to $1.22 from $0.94 in the same quarter of 2015.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are very pleased to achieve another quarter of strong financial results with higher-than-expected gross margin and profit growth. Third quarter revenue increased by 9.8% in USD terms, or 17.3% in RMB terms, and would have been higher were it not for the delay of certain new regional drug tenders. Albumin sales were largely in-line with our expectation, and IVIG production and sales were lower than anticipated, compared to the unusually higher levels in the corresponding period of last year as we continued to allocate more production capacity to tetanus immunoglobulin. We are pleased with the increase in our gross margin, which was primarily attributable to higher pricing for most of our products, a more profitable product mix, and a higher sales contribution from products made from in-house sourced raw plasma at lower cost. The overall earnings contribution from our Guizhou facility continued to increase due to several capital injections made over the past twelve months. Our Huitian facility also began contributing to our earnings growth in the third quarter after a two-year production suspension for facility upgrade.”

“We are also very pleased to complete the AIC registration of our full equity ownership in our Guizhou facility following a negotiated capital withdrawal by its two former minority shareholders, which will allow us to fully capture the high growth potential and receive the full benefits and earnings accretion of existing and future products produced at this facility. In addition, through the successful execution of our plasma outsourcing arrangements for the first year, our partner delivered more plasma than the contractual volume, and we expect to market more finished products made from such plasma in the fourth quarter and next year. On the R&D front, we are making significant progress with our commitment to serving the broader needs of coagulation-deficient patients. We recently received approval from the CFDA to commence clinical trials of two new ‘first-to-market’ products in China—Human Coagulation Factor IX and Human Antithrombin III, both of which will further improve our plasma fractionation utilization and contribute to our long-term financial growth.”

“We anticipate ongoing favorable business momentum heading into the fourth quarter and are pleased to raise our full year sales and adjusted net income forecast,” concluded Mr. Gao.

Third Quarter 2016 Financial Performance

Total sales in the third quarter of 2016 increased by 9.8% in USD terms to $86.5 million from $78.8 million in the same quarter of 2015, or increased by 17.3% in RMB terms during the same period. The increase was primarily attributable to the sales price increase in human tetanus immunoglobulin products and the sales volume increase in human albumin products and human tetanus immunoglobulin products, partially offset by the sales volume decrease in IVIG products.

During the third quarter of 2016, human albumin and IVIG products remained the Company’s two largest sales contributors, while the revenue contribution from the Company’s other products continued to grow. As a percentage of total sales, sales from human albumin and IVIG products decreased to 37.0% and 33.1%, respectively, in the third quarter of 2016, compared to 38.7% and 41.4% in the same quarter of 2015, while sales from hyper-immune products increased to 15.5% of total sales, compared to 6.3% in the same quarter of 2015.

The sales volume of human albumin products increased by 11.4% due to enhanced production volume, while the sales volume of IVIG products decreased by 10.6% mainly due to the depletion of previously reserved IVIG pastes in 2015 and the allocation of more production to human tetanus immunoglobulin products, whose sales volume increased by 49.3% for the third quarter of 2016, as compared to the same period in 2015.

The average price for human albumin products, excluding foreign exchange impact, would have increased by 0.9% in RMB terms, or decreased by 5.5% in USD terms, in the third quarter of 2016 compared to the same quarter of 2015. The average price for IVIG products, excluding foreign exchange impact, would have increased by 4.8% in RMB terms, or decreased by 1.8% in USD terms, in the third quarter of 2016 compared to the same quarter of 2015.

Revenue from other plasma products including human coagulation factor VIII and human prothrombin complex concentrate increased by 34.4% in the third quarter of 2016, representing 5.0% of total sales, compared to the same quarter of 2015. Revenue from placenta polypeptide products increased by 6.6% in the third quarter of 2016, representing 9.4% of total sales, compared to the same quarter of 2015.

Cost of sales was $27.6 million in the third quarter of 2016, compared to $28.0 million in the same quarter of 2015. As a percentage of total sales, cost of sales decreased to 31.9% from 35.5% in the same quarter of 2015, mainly due to the increase of the average sales price of certain plasma products and a more profitable product mix.

Gross profit increased by 15.9% to $58.9 million in the third quarter of 2016 from $50.8 million in the same quarter of 2015. Gross margin was 68.1% and 64.5% in the third quarter of 2016 and 2015, respectively.

Total operating expenses in the third quarter of 2016 increased by 20.9% to $19.1 million from $15.8 million in the same quarter of 2015, mainly due to the increases of general and administrative expenses. As a percentage of total sales, total operating expenses increased to 22.2% in the third quarter of 2016 from 20.0% in the same quarter of 2015.

Selling expenses in the third quarter of 2016 increased by 11.1% to $3.0 million from $2.7 million in the same quarter of 2015. As a percentage of total sales, selling expenses remained stable at 3.5% compared with 3.4% in the same quarter of 2015.

General and administrative expenses in the third quarter of 2016 were $15.1 million compared to $11.5 million in the same quarter of 2015. As a percentage of total sales, general and administrative expenses increased to 17.5% in the third quarter of 2016 from 14.6% in the same quarter of 2015. The increase in general and administrative expenses was mainly due to a $3.4 million increase in share-based compensation expenses. Excluding the impact of share-based compensation expenses, general and administrative expenses would have been 9.4% and 10.0% as a percentage of total sales in the third quarter of 2016 and 2015, respectively.

Research and development expenses in the third quarter of 2016 decreased to $1.0 million from $1.6 million in the same quarter of 2015. As a percentage of total sales, research and development expenses decreased to 1.2% in the third quarter of 2016 from 2.0% in the same quarter of 2015. During the third quarter of 2016, the Company received a government grant of $0.5 million and recognized it as a reduction of research and development expenses.

Income from operations for the third quarter of 2016 increased by 13.4% to $39.7 million from $35.0 million in the same period of 2015. Operating margin increased to 45.9% in the third quarter of 2016 from 44.5% in the same quarter of 2015.

Income tax expense in the third quarter of 2016 was $7.2 million, compared to $6.0 million in the same quarter of 2015, representing an increase of 20.0%. The effective income tax rate remained stable at 16.8% in the third quarters of 2016 compared with the same period of 2015.

Net income attributable to the Company increased by 24.0% to $28.4 million in the third quarter of 2016 from $22.9 million in the same quarter of 2015. Net margin increased to 32.8% from 29.0% in the same quarter of 2015. Fully diluted net income per share increased to $1.01 in the third quarter of 2016 from $0.82 in the same quarter of 2015.

Non-GAAP adjusted net income attributable to the Company increased by 39.8% in RMB terms, or 30.9% in USD terms, to $34.3 million in the third quarter of 2016 from $26.2 million in the same quarter of 2015. Non-GAAP net margin increased to 39.7% from 33.2% in the same quarter of 2015. Non-GAAP adjusted net income per diluted share increased to $1.22 in the third quarter of 2016 from $0.94 in the same quarter of 2015.

Non-GAAP adjusted net income and diluted earnings per share for the third quarter of 2016 exclude $5.9 million of non-cash employee share-based compensation expenses.

First Nine Months 2016 Financial Performance

Total sales in the first nine months of 2016 increased by 15.5% in USD terms, to $263.5 million from $228.2 million in the same period of 2015, or increased by 23.1% in RMB terms during the same period. The increase in sales was primarily driven by the increase in sales volume of human albumin products, human tetanus immunoglobulin products and placenta polypeptide products, as well as an increase in the sales price of human tetanus immunoglobulin products. As a percentage of total sales, sales from human albumin products and IVIG products accounted for 38.9% and 35.5%, respectively, for the first nine months of 2016.

Cost of sales was $93.2 million in the first nine months of 2016, compared to $79.5 million in the same period of 2015. Cost of sales as a percentage of total sales was 35.4%, as compared to 34.8% in the same period of 2015. The increase in cost of sales as a percentage of total sales was mainly due to the higher cost of outsourced raw plasma, which was partially offset by the increase in the average sales price of certain plasma products and a more profitable product mix.

Gross profit increased by 14.5% to $170.3 million in the first nine months of 2016 from $148.7 million in the same period of 2015. Gross margin was 64.6% in the first nine months of 2016, compared to 65.2% in the same period of 2015.

Total operating expenses in the first nine months of 2016 increased 28.4% to $49.7 million from $38.7 million in the same period of 2015. As a percentage of total sales, total operating expenses increased to 18.9% for the first nine months of 2016 from 17.0% in the same period of 2015, mainly due to $8.7 million increase of share-based compensation expenses.

Income from operations in the first nine months of 2016 increased by 9.7% to $120.7 million from $110.0 million in the same period of 2015.

Income tax expense in the first nine months of 2016 was $20.8 million, as compared to $17.8 million in the same period of 2015. The effective income tax rate was 16.4% and 15.9% for the first nine months of 2016 and 2015, respectively.

Net income attributable to the Company increased by 17.2% to $85.3 million for the first nine months of 2016 from $72.8 million in the same period of 2015. Net margin was 32.4% and 31.9% for the first nine months of 2016 and 2015. Fully diluted net income per share for the first nine months of 2016 increased to $3.05 from $2.68 for the same period of 2015.

Non-GAAP adjusted net income attributable to the Company increased by 33.7% in RMB terms, or 25.3% in USD terms, to $99.9 million for the first nine months of 2016 from $79.7 million in the same period of 2015. Non-GAAP net margin increased to 37.9% from 34.9% in the same period of 2015. Non-GAAP adjusted net income per diluted share increased to $3.57 for the first nine months of 2016 from $2.94 in the same period of 2015.

Non-GAAP adjusted net income and diluted earnings per share for the first nine months of 2016 exclude $14.6 million of non-cash employee share-based compensation expenses.

As of September 30, 2016, the Company had $203.2 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities for the first nine months of 2016 was $87.3 million, as compared to $72.3 million for the same period in 2015. The increase in net cash provided by operating activities was largely consistent with the improvements in the results of operations and the increase of net non-cash operating expenses for the first nine months of 2016, as compared to the same period in 2015. Our cash inflows from operating activities are negatively affected by increases of accounts receivable and inventory.

Accounts receivable increased by $16.1 million during the first nine months of 2016, as compared to $16.2 million during the same period in 2015. The accounts receivable turnover days for plasma products remained stable at 45 days during the first nine months of 2016 compared with the same period in 2015. To enhance the business relationship with certain key customers, the Company granted longer credit term to certain qualified hospitals during the nine months ended September 30, 2016 and granted special credit term extensions to certain distributors of rabies immunoglobulin products in the same period of 2015.

Inventories increased by $24.5 million in the first nine months of 2016, as compared to $26.1 million during the same period in 2015. The inventory turnover days increased to 398 days for the nine months ended September 30, 2016 from 387 days for the same period in 2015, mainly due to an increase in the inventory of outsourced raw plasma.

Net cash used in investing activities for the first nine months of 2016 was $44.1 million, as compared to $55.8 million for the same period in 2015. During the first nine months of 2016 and 2015, the Company paid $42.5 million and $30.5 million, respectively, for the acquisition of property, plant and equipment, intangible assets and land use rights for Shandong Taibang and Guizhou Taibang. During the first nine months of 2016 and 2015, the Company granted a loan of $12.3 million and $28.5 million, respectively, to our plasma outsourcing partner. In addition, the Company received a refund of $10.3 million from the local government of Guiyang with respect to deposits of land use rights.

Net cash provided by financing activities for the first nine months of 2016 was $19.6 million, as compared to $49.7 million for the same period in 2015. The net cash provided by financing activities in the first nine months of 2016 mainly consisted of the proceeds of $3.2 million from stock options exercised and the maturity of a $37.8 million time deposit as a security for a bank loan which was fully repaid in June 2015, partially offset by a dividend of $7.9 million paid to the minority shareholder by Shandong Taibang and payment of $13.5 million to former minority shareholders of Guizhou Taibang in connection with their capital withdrawal from Guizhou Taibang. The net cash provided by financing activities for the first nine months of 2015 mainly consisted of net proceeds of $80.6 million from a follow-on offering of the Company’s stock in June 2015 and proceeds of $63.2 million from the maturity of deposit used as security for bank loans, and proceeds of $7.2 million from stock options exercised, partially offset by repayments of bank loans of $97.9 million and a dividend of $3.7 million held in escrow by a trial court in connection with disputes with a former minority shareholder of Guizhou Taibang.

Financial Outlook

For the full year of 2016, due to better-than-expected market price increases for new tenders for certain higher margin products during the first nine months of the year, the Company is raising its full year total sales growth forecast to 22% to 24% from 21% to 23% in RMB terms. Due to favorable pricing for certain products, a higher sales contribution from products made from in-house sourced raw plasma at lower cost and enhanced earnings contribution at our Guizhou facility after acquiring full ownership, the Company is raising its full year forecast of non-GAAP adjusted net income growth to 33% to 35% from 24% to 26% in RMB terms over the Company’s 2015 financial results.

This guidance does not factor in any potential foreign currency translation impact. Having previously adopted an exchange rate of approximately RMB6.21 = $1.00 based on weighted average quarterly exchange rates in 2015 in translating 2015 financial results, the Company expects that the total sales and non-GAAP adjusted net income in USD terms in 2016 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding potential acquisitions, and necessarily assumes no significant adverse product price changes during the fourth quarter of 2016. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am Eastern Time on Thursday, November 3, 2016, which is 7:30 pm Beijing Time on November 3, 2016, to discuss third quarter 2016 results and answer questions from investors. Listeners may access the call by dialing:

US: 1 888 346 8982

International: 1 412 902 4272

Hong Kong: 800 905 945

China: 400 120 1203

A telephone replay will be available one hour after the conclusion of the conference all through November 10, 2016. The dial-in details are:

US: 1 877 344 7529

International: 1 412 317 0088

Passcode: 10095495

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO) is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its majority owned subsidiary, Shandong Taibang Biological Products Co., Ltd., and its wholly owned subsidiary, Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi’an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

In addition, as the Company evaluates certain key items of its financial results on a local currency basis (i.e., in RMB) in addition to the reporting currency (i.e., in USD), this news release contains local currency information that eliminates the impact of fluctuations in foreign currency exchange rates. The Company believes that, given its operations primarily based in China, providing local currency information on such key items enhances the understanding of its financial results and evaluation of performance in comparison to prior periods. Changes in local currency percentages are calculated by comparing financial results denominated in RMB from period to period.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the positive impact on the Company’s earnings results driven by the acquisition of full ownership in Guizhou Taibang the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure to complete the clinical trials for new products, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for new collection facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
	USD	USD	USD	USD
Sales	86,525,885	78,750,577	263,534,751	228,173,360
Cost of sales	27,647,338	27,944,878	93,172,919	79,461,079
Gross profit	58,878,547	50,805,699	170,361,832	148,712,281

Operating expenses
Selling expenses	3,017,184	2,674,434	7,271,311	7,229,782
General and administrative expenses	15,095,872	11,510,981	38,997,568	27,485,566
Research and development expenses	1,042,806	1,595,140	3,441,344	3,984,447
Income from operations	39,722,685	35,025,144	120,651,609	110,012,486

Other income (expenses)
Equity in income (loss) of an equity method investee	1,097,338	(376,260)	1,140,873	(1,137,560)
Interest expense	(57,661)	(101,290)	(234,739)	(1,533,971)
Interest income	1,865,805	1,383,142	4,909,014	4,227,124
Loss from disposal of a subsidiary	(75,891)	-	(75,891)	-
Total other income, net	2,829,591	905,592	5,739,257	1,555,593

Earnings before income tax expense	42,552,276	35,930,736	126,390,866	111,568,079

Income tax expense	7,163,708	6,052,353	20,777,575	17,792,164

Net income	35,388,568	29,878,383	105,613,291	93,775,915

Less: Net income attributable to noncontrolling interest	6,997,207	7,001,833	20,271,640	21,012,934

Net income attributable to China Biologic Products, Inc.	28,391,361	22,876,550	85,341,651	72,762,981

Net income per share of common stock:
Basic	1.02	0.86	3.10	2.81
Diluted	1.01	0.82	3.05	2.68
Weighted average shares used in computation:
Basic	26,957,205	25,992,776	26,748,141	25,280,538
Diluted	27,297,118	27,056,215	27,193,108	26,488,730

Net income	35,388,568	29,878,383	105,613,291	93,775,915

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(3,543,648)	(15,704,961)	(14,241,256)	(15,095,718)

Comprehensive income	31,844,920	14,173,422	91,372,035	78,680,197

Less: Comprehensive income attributable to noncontrolling interest	6,365,548	4,015,428	17,812,998	18,302,111

Comprehensive income attributable to China Biologic Products, Inc.	25,479,372	10,157,994	73,559,037	60,378,086

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	203,203,969	144,937,893
Time deposits	-	38,032,593
Accounts receivable, net of allowance for doubtful accounts	40,188,813	25,144,969
Inventories	146,936,115	126,395,312
Prepayments and other current assets, net of allowance for doubtful accounts	37,516,102	24,545,597
Loan receivable-current	5,990,000	-
Deposits related to land use rights, current portion	1,038,403	10,056,200
Total Current Assets	434,873,402	369,112,564

Property, plant and equipment, net	134,424,469	105,364,251
Land use rights, net	24,196,851	23,576,300
Equity method investment	9,615,421	8,718,133
Loan receivable-non current	44,925,000	39,834,173
Other non-current assets	2,210,485	4,861,075
Total Assets	650,245,628	551,466,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	7,154,609	9,681,835
Other payables and accrued expenses	54,753,124	57,462,563
Income tax payable	10,489,807	4,510,986
Total Current Liabilities	72,397,540	71,655,384

Deferred income	4,026,403	4,525,867
Other liabilities	6,859,244	8,323,446
Total Liabilities	83,283,187	84,504,697

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
29,392,529 and 28,835,053 shares issued at September 30, 2016 and December 31, 2015, respectively;
27,137,825 and 26,580,349 shares outstanding at September 30, 2016 and December 31, 2015, respectively	2,939	2,884
Additional paid-in capital	125,123,106	105,079,845
Treasury stock: 2,254,704 shares at September 30, 2016 and December 31, 2015, at cost	(56,425,094)	(56,425,094)
Retained earnings	419,045,745	333,704,094
Accumulated other comprehensive income	(11,801,219)	(18,605)
Total equity attributable to China Biologic Products, Inc.	475,945,477	382,343,124

Noncontrolling interest	91,016,964	84,618,675

Total Stockholders’ Equity	566,962,441	466,961,799

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	650,245,628	551,466,496

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,	September 30,
	2016	2015
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	105,613,291	93,775,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,946,084	6,103,812
Amortization	678,981	637,301
Loss on sale of property, plant and equipment and land use rights	215,778	363,857
Allowance for doubtful accounts - accounts receivable, net	120,535	35,162
Allowance for doubtful accounts - other receivables and prepayments	45,537	793
Impairment for other non-current assets	1,225,200	-
Write-down of obsolete inventories	90,202	16,650
Deferred tax benefit	(1,710,855)	(55,232)
Share-based compensation	16,315,667	7,640,894
Equity in (income) loss of an equity method investee	(1,140,873)	1,137,560
Loss from disposal of a subsidiary	75,891	-
Excess tax benefits from share-based compensation arrangements	-	(288,681)
Change in operating assets and liabilities:
Accounts receivable	(16,104,694)	(16,229,405)
Prepayment and other current assets	(497,812)	742,586
Inventories	(24,493,697)	(26,058,886)
Accounts payable	(2,295,197)	659,077
Other payables and accrued expenses	(3,553,823)	4,240,643
Deferred income	(411,765)	(284,053)
Income tax payable	6,198,276	(170,407)
Net cash provided by operating activities	87,316,726	72,267,586

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(40,955,964)	(26,310,114)
Payment for intangible assets and land use rights	(1,572,919)	(4,199,308)
Refund of deposits related to land use right	10,297,893	-
Proceeds from sale of property, plant and equipment and land use rights	351,524	741,980
Loans lent to a third party	(12,332,718)	(28,450,202)
Proceeds from disposal of a subsidiary	128,654	-
Receipt of government grants related to property and equipment	-	2,452,864
Net cash used in investing activities	(44,083,530)	(55,764,780)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	3,214,253	7,220,483
Repayment of bank loans	-	(97,910,360)
Maturity of deposit as security for bank loans	37,756,405	63,152,258
Excess tax benefits from share-based compensation arrangements	-	288,681
Dividend paid by subsidiaries to noncontrolling interest shareholders	(7,921,952)	-
Payment to noncontrolling interest shareholders in connection with their capital withdrawal	(13,502,700)	-
Net proceeds from reissuance of treasury stock	-	80,583,959
Dividend to the trial court to be held in escrow as to dispute with Jie’an	-	(3,690,814)
Net cash provided by financing activities	19,546,006	49,644,207

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(4,513,126)	(4,306,828)

NET INCREASE IN CASH AND CASH EQUIVALENTS	58,266,076	61,840,185

Cash and cash equivalents at beginning of period	144,937,893	80,820,224

Cash and cash equivalents at end of period	203,203,969	142,660,409

Supplemental cash flow information
Cash paid for income taxes	16,305,759	18,073,863
Cash paid for interest expense	-	1,426,883
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	5,512,453	1,990,043

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	September 30,	September 30,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	34,294,223	26,184,686
Diluted EPS - Non GAAP	1.22	0.94
Non-cash employee stock compensation	(5,902,862)	(3,308,136)
Net Income Attributable to the Company	28,391,361	22,876,550
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,297,118	27,056,215

	For the Nine Months Ended
	September 30,	September 30,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	99,904,120	79,717,719
Diluted EPS - Non GAAP	3.57	2.94
Non-cash employee stock compensation	(14,562,469)	(6,954,738)
Net Income Attributable to the Company	85,341,651	72,762,981
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,193,108	26,488,730